Exhibit 99.1

NESTLE INTERNATIONAL AWARDED OMNIQ A PURCHASE ORDER FOR THE SUPPLY OF RUGGEDIZED IOT EQUIPMENT TO NESTLE’S ADVANCED LOGISTIC CENTER

●	NESTLE, headquartered in Switzerland, is one of the largest food and beverage corporations in the world, with over $93B in revenue and a $275B market cap.
●	OMNIQ’s awarded solution becomes the logistic management platform of NESTLE’s refrigerated and frozen products in its advanced logistic center in Israel.
●	This order follows orders from other leading US and European-based corporations that chose OMNIQ’s solutions to support their operations. Including the recently announced order from SPAR, a supermarket chain that comprises more than 13,900 stores in over forty-nine countries, an order from a major U.S.-owned restaurant chain, and the contract to upgrade the IOT equipment at 450 stores of a major U.S. sporting goods chain.

Salt Lake City, UT, March 26, 2024– OMNIQ Corp. (NASDAQ: OMQS) (“OMNIQ” or “the Company”), a provider of Supply Chain and Artificial Intelligence (AI)-based solutions, received a purchase order from NESTLE International, one of the largest food and beverage companies in the world for the supply of mobile data collection, computing, and communication equipment.

The rugged forklift-mounted mobile computers and barcode readers are designed to enhance the productivity of the logistic workforce by providing the ability to scan inventory and track data using integrated features through mobile devices. The industrial-designed device improves logistics efficiencies by enabling quick and accurate control of data collection, shipping/receiving, and inventory management.

Shai Lustgarten, President and CEO of OMNIQ, stated, “We’re pleased to announce the receipt of this significant order that is a strong vote of trust from a world leader like NESTLE, just a few days after our announcement of the order from SPAR a 13,900 stores supermarket chain and the orders from a well-known U.S.-based 450 sporting stores and from a popular US restaurant chain. These orders demonstrate our customers’ commitment to adapting innovative technologies to serve their own customers in different and innovative ways. We have built a leadership position providing sophisticated technology and effective solutions and view this order as a validation of the value our solutions contribute to the operational capabilities of our customers. We are seeing increased marketplace demand for effective handheld tools to drive supply chain efficiencies and we believe our partnerships and proven reputation as a provider of high-end, rugged computing equipment will continue to result in more opportunities to strengthen our business.”

About OMNIQ Corp.

OMNIQ specializes in advanced computer and machine vision technologies, leveraging proprietary and patented artificial intelligence to offer innovative solutions. The Company’s comprehensive suite of services includes sophisticated data collection systems, real-time surveillance, and monitoring solutions tailored to a broad spectrum of sectors, including supply chain management, homeland security, public safety, traffic, and parking management. Our innovative offerings are meticulously crafted to enhance the security and efficiency of moving people, assets, and information through critical infrastructures like airports, warehouses, and national borders, ensuring streamlined operations and improved safety.

The Company caters to a diverse range of clients, from government bodies to prestigious Fortune 500 companies operating in various sectors such as manufacturing, retail, healthcare, distribution, transportation, logistics, food and beverage, and the oil, gas, and chemical industries. By integrating OMNIQ Corp.’s state-of-the-art solutions, these entities have been able to navigate the complexities of their respective fields more effectively, significantly improving their operational efficiency.

The Company has made notable strides in fast-growing markets, including the Global Safe City sector, expected to reach $67.1 billion by 2028, the smart parking industry, anticipated to grow to $16.4 billion by 2030, and the fast-casual restaurant market, projected to expand to $209 billion by 2027. These achievements underscore OMNIQ Corp.’s commitment to aligning with sectors experiencing an increased demand for advanced AI technology solutions. For more details, please visit our website at www.OMNIQ.com.

Information about forward-looking statements

This press release contains forward-looking statements as outlined by the Private Securities Litigation Reform Act of 1995, particularly under Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements discuss anticipated future events, economic performance, and financial results, offering predictions rather than historical facts, based on current expectations and forecasts.

Forward-looking statements in this document, marked by phrases such as “anticipate,” “expect,” “may,” “believe,” and other similar expressions, should not be interpreted as guarantees of future performance.

These projections are made with the information available at the time and reflect the management’s current views on future events. However, they are subject to various risks and uncertainties that could cause the actual outcomes to differ markedly from those outlined or suggested. Factors influencing these outcomes include changes in product demand, the launch of new products, the ability to sustain and grow customer and strategic partnerships, competitive dynamics, market expansion, financial health, debt management, and the successful integration of new acquisitions.

Key forward-looking statements made here include those related to financial strategies, revenue enhancement, and operational efficiencies. For an in-depth examination of risks and uncertainties that could impact OMNIQ Corp.’s future results, we invite you to consult our recent submissions to the Securities and Exchange Commission at https://www.sec.gov. OMNIQ Corp. undertakes no obligation to update these forward-looking statements, except as may be required by law, to reflect current information or future events.

Contact Info: IR@omniq.com